UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2010
PSB GROUP, INC.
(Exact name of registrant as specified in its charter)

Michigan	000-50301	42-1591104
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)
1800 East Twelve Mile Road, Madison Heights, Michigan 48071
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 548-2900
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.
     PSB Group, Inc. (the “Company”) announced that in its wholly-owned bank subsidiary’s, Peoples State Bank (the “Bank”), most recent Report of Condition and Income for the quarter ended September 30, 2010 (“Call Report”) filed with the FDIC, the Bank reported that its tangible equity to total assets ratio as of the end of the period was 1.85%.
     Under the Prompt Corrective Action framework established under the Federal Deposit Corporation Improvement Act of 1991 (“FDICIA”), there are five capital tiers for banks:

	Total Risk-Based	Tier 1 Risk-Based
	Capital Ratio	Capital Ratio	Leverage Ratio
Well capitalized	10% or above	6% or above	5% or above
Adequately capitalized	8% or above	4% or above	4% or above
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%
Critically undercapitalized	—	—	A ratio of tangible equity to total assets of 2% or less
     Under the Prompt Corrective Action framework established under FDICIA, the failure to meet minimum capital requirements can initiate both mandatory and additional discretionary actions by regulators that could have a material adverse effect on the Bank and the Company. Each of the categories above subjects banks in such condition to increasing levels of regulatory scrutiny which frequently includes increased supervision; restrictions on operations, restrictions on the expansion of activities and growth; civil penalties, in some instances; and in the case of critically undercapitalized banks, the appointment of a conservator. The Prompt Corrective Action framework generally requires the FDIC to resolve the institution if the institution is unable to raise sufficient capital within 90 days of the date on which it was determined that the institution was critically undercapitalized.
     As disclosed in the Company’s Current Report on Form 8-K filed in September 2010, pursuant to a Prompt Corrective Action Directive issued to the Bank by the FDIC, the Bank has been directed to take one or both of the following actions to recapitalize the Bank:
1.	The Bank shall sell enough voting shares or obligations of the Bank so that the Bank will be adequately capitalized after the sale; and/or

2.	The Bank shall accept an offer to be acquired by a depository institution holding company or to combine with another insured depository institution.
     The Company recently engaged the investment banking firm of Cappello Capital Corp., Santa Monica, California, to assist it in its efforts. In addition, the Company recently distributed invitations of interest to select bank holding companies that it believes are capable of completing a transaction. To-date, the Company’s efforts to recapitalize the Bank have not been successful and in light of the Bank’s current critically undercapitalized status, management does not view the prospects of recapitalization as being likely given the timeframe for completion.
     Separately, the Company reported that the Federal Reserve Bank notified the Bank on November 1, 2010 that the critically undercapitalized rating precludes the Bank from borrowing money at the Discount Window. This change will reduce the liquidity of the Bank by removing a $10 million dollar source of funding. The Federal Home Loan Bank has agreed to continue lending to the Bank as needed with collateral. The line at FHLB is $22 million and will be advanced on a case by case basis if necessary. Liquidity at the Bank is based on the FHLB line of credit, deposits, saleable investment securities and principal payments on loans. At this time management does not expect there to be any liquidity issue but there is less liquidity available due to the removal of the Bank's borrowing ability from the Federal Reserve Bank.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSB GROUP, INC.
Dated: November 3, 2010	By:	/s/ David A. Wilson
David A. Wilson
Chief Financial Officer